Exhibit 10.10

[BRONCUS TECHNOLOGIES, INC. LETTERHEAD]

August 29,2007

Dean Maclntosh

Dear Dean:

I am pleased to offer you the position of Chief Financial Officer with Broncus Technologies, Inc. reporting to the CEO. In making this offer, I am expressing my enthusiastic support of your abilities to help Broncus become a great success. The purpose of this letter is to outline the offer and terms of your employment.

Job Title:	Chief Financial Officer

Start Date:	September 17, 2007

Salary:	$18,750.00 per month (annualizes to $225,000 per year)

Bonus:	You will be eligible to participate in the standard Broncus cash and equity performance-based bonus program. At this time, the cash bonus may pay out as much as 22.5% of your annual compensation, prorated for full-time employment during the bonus year.

Stock Options:	Subject to Board approval, you will be granted an option to purchase 1,607,840 shares, at the next Board meeting following your first day of employment in accordance with the terms of the Broncus Technologies, Inc. employee stock option plan. This amount represents 1.0% of the fully diluted shares after the final Series F closing. This amount will be adjusted upwards if the final closing results in the ownership percentage to be below 1.0%.

These options will vest 25% (401,960 shares) at the end of the first year of employment and 1/36th (33,496 shares) of the remaining balance for each month thereafter for 36 months, for a total vesting period of four years. These options may be exercised ten years from the date of grant so long as you are an employee of the Company.

Benefits:	Broncus has an employee group insurance plan, which, in short, provides medical, dental, vision, life, and AD&D insurance. You will be eligible for these benefits the month following your hire date and are a full-time employee.

Vacation:	Three weeks paid vacation per year in accordance with the Company’s vacation policy. Sick time is accrued separately.

Other:	You will abide by all Broncus policies and rules, especially its policy that prohibits any new employee from using or bringing with them from any prior employer any confidential information, trade secrets or proprietary materials or processes of said former employer.

Your employment at Broncus is at will, meaning it is not for a specific term and can be terminated by you or by Broncus at any time for any reason, with or without cause.

This offer is contingent upon your executing Broncus[1] Proprietary Information and Inventions Agreement (copy attached) for new employees, successful reference checks, background check, and providing the Company with the legally required proof of identity and authorization to work in the United States.

You hereby acknowledge that you are not a party to any agreement that in any way prohibits or imposes any restrictions on your employment with the Company, and your acceptance hereof will not breach any agreement to which you are a party.

Any dispute arising hereunder or arising out of your employment or other relations with the Company will be subject to binding arbitration under the auspices of the American Arbitration Association. This agreement shall be governed, construed and enforced in accordance with the laws of California without regard for the principles of conflict law. Should any provision of this agreement, or portion thereof, be found invalid and unenforceable, the remaning provisions shall continue in force and effect.

Once signed by you, this letter will become a legally binding contract. It will constitute our complete agreement, and will supersede all prior agreements, promises, and discussions.

This agreement may only be amended or modified in a subsequent written document signed by the President of Broncus Technologies, Inc.

This offer of employment is valid only through August 31,2007

Dean, I believe you will be an outstanding Chief Financial Officer for Broncus. I look forward to working with you in a long and mutually beneficial relationship.

Sincerely,

/s/ Cary Cole
Cary Cole
President & CEO

I agree to the above stated terms and conditions:

/s/ Dean Maclntosh	8/31/07
Dean Maclntosh	Date